Exhibit 99.1
Franklin Bank Corp. Receives Additional Non-Compliance Notifications from Nasdaq and the AMEX
HOUSTON, August 19, 2008 (PRIME NEWSWIRE) — On August 13, 2008, Franklin Bank Corp. (Nasdaq:FBTX) (AMEX:FBK-P.LF) (“Franklin”) received a letter (the “Nasdaq Letter”) from the staff of The NASDAQ Stock Market (“Nasdaq”) regarding Franklin’s failure to file its Quarterly Report on Form 10-Q for the period ended June 30, 2008 (the “June Form 10-Q”) with the Securities and Exchange Commission (the “SEC”) as required by Nasdaq Marketplace Rule 4310(c)(14). Franklin’s common stock is listed on Nasdaq. Additionally, on August 19, 2008, Franklin received a letter (the “AMEX Letter”) from the staff of The American Stock Exchange Inc. (the “AMEX”) in connection with Franklin’s failure to file the June Form 10-Q with the SEC as required by Sections 134 and 1101 of the AMEX Company Guide and its listing agreement. Franklin’s Series A Non-Cumulative Perpetual Preferred Stock (the “Preferred Stock”) trades on the AMEX. Franklin has previously disclosed receipt of similar letters from the Nasdaq staff and AMEX staff, with respect to Franklin’s failure to file with the SEC its Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the period ended March 31, 2008, and that such failures constituted a basis for delisting Franklin’s shares of common stock and Preferred Stock from trading on their respective exchanges. Under the rules of Nasdaq and the AMEX, the failure to file the June Form 10-Q serves as an additional basis for delisting Franklin’s common stock and the Preferred Stock, respectively.
Both the Nasdaq Letter and the AMEX Letter were expected as a consequence of the failure to file the June Form 10-Q and their issuance was in accordance with standard practice of Nasdaq and the AMEX, respectively.
Corporate Overview
Franklin, headquartered in Houston, Texas, was formed in April 2002. Franklin’s common stock initiated trading on Nasdaq in December 2003 under the ticker symbol FBTX. In May 2006, Franklin raised additional capital through an offering of the Preferred Stock that is now trading on the AMEX under the ticker symbol FBK-P.LF.
Through its subsidiary, Franklin Bank, S.S.B. (the “Bank”), Franklin offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. The Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, the Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com. The Bank is FDIC insured and an equal housing lender.
Forward Looking Statements
This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, strategies, and the results of Franklin’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future results to differ materially from these statements.
Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions, including continuation for a prolonged period of current conditions in the housing, mortgage and credit markets. Other specific risks related to Franklin include the following: the result of the Bank’s regulatory examinations, the results of the final audit of Franklin’s financial statements for 2007; Franklin’s ability to effectively implement the recommendations of its Audit Committee arising out of the Audit Committee’s previously disclosed investigation; the actions of Nasdaq and the AMEX concerning the continued listing of Franklin’s securities for trading on such exchanges, including with respect to the Additional Deficiency discussed in this press release, and the actions of other regulatory agencies which may be taken in response to the Audit Committee’s investigation and the findings thereof; potential inability to successfully implement its growth business strategy; the integration of businesses that may be acquired; Franklin’s limited operating history; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which Franklin or the Bank is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.
Contact: Andy Black at (713) 339-8999.